EXHIBIT 99.1

Capstone Green Energy Announces Second Quarter and First Half Fiscal 2023 Financial Results

Second Quarter Revenues of $20.8M, up 21% from $17.2M in the Second Quarter Last Year and up 18% Year-over-Year for the First Half of Fiscal 2023

Second Quarter Adjusted EBITDA Improved 19% Year-over-Year and 66% Year-over-Year for the First Half of Fiscal 2023

LOS ANGELES, CA / BUSINESS WIRE / November 14, 2022 / Capstone Green Energy Corporation (NASDAQ: CGRN), announced its financial results for the second quarter ended September 30, 2022, as the Company continues to execute on its Energy-as-a-Service (EaaS) business plan.

Second Quarter and First Half Fiscal 2023 Highlights:

◾	Revenues for the second quarter ending September 30, 2022, were $20.8 million, up 11% from $18.7 million in revenue during the first quarter ended June 30, 2022, and up 21% from $17.2 million in the year-ago September quarter.
◾	Revenues for the first half of fiscal 2023 totaled $39.4 million, up 18% from $33.3 million from the first half of fiscal 2022, as the Company executes its EaaS growth strategy.
◾	Gross margins for the second quarter ending September 30, 2022, were 11% compared to 25% in the first quarter, which ended June 30, 2022. Gross margins decreased primarily due to increased costs in the company's supply chain, specifically related to C1000 enclosures and the need to source alternative recuperator materials at a higher relative cost to meet customer delivery requirements.
◾	Net loss of $4.9 million for the second quarter ending September 30, 2022, improved 18% from a net loss of $6.0 million in the year-ago September quarter. Net loss increased from $2.1 million from the first quarter 2023, in large part due to approximately $1.6 million of additional supply chain expenses, freight and expediting charges.
◾	Adjusted EBITDA improved 19% to negative $2.2 million from negative $2.7 million in the second quarter year-over-year but decreased from a positive $0.4 million for the first quarter ending June 30, 2022, in part as a result of the approximately $1.6 million of additional supply chain expenses, freight and expediting charges.
◾	Adjusted EBITDA improved 66% to negative $1.7 million for the first half of fiscal 2023 compared to negative $5.0 million in the first half of fiscal 2022 as a result of the continued growth of the high-margin EaaS business and reduced operating expenses offset by the additional supply chain expenses, freight and expediting charges.
◾	EaaS long-term rental units and re-rental units under contract on September 30, 2022, totaled approximately 34 MW versus 12.7 MW on September 30, 2021, representing 168% growth year-over-year. Today, the EaaS long-term rental units under contract are approximately 39 MW, representing significant progress toward the company's goal of 50 MW under contract by March 31, 2023.
◾	Total revenue from EaaS rentals was $1.8 million for the second quarter, up $1.2 million or 200% from $0.6 million year-over-year. The gross margin for the EaaS rental business continued to be strong at 72% for the second quarter.
◾	Gross product bookings for the second quarter ending September 30, 2022, were robust at $15.4 million, up from $12.4 million in the previous quarter ended June 30, 2022, demonstrating the ongoing success of the company's current growth strategy.
◾	The product Book-to-Bill Ratio improved to 1.6:1 in the second quarter ending September 30, 2022. The ending product backlog on September 30, 2022, was $28.9 million, up $4.1 million or 16.5% from $24.8 million on June 30, 2022.
◾	Total cash as of September 30, 2022, was $23.8 million, up from $16.9 million as of June 30, 2022. The increase of $6.9 million was primarily related to the net proceeds of the $7.3 million Lake Street public equity offering on August 23, 2022.
◾	Net cash provided by operating activities was $0.9 million, primarily as a result of $3.8 million in cash provided by working capital as the company’s Days Sales Outstanding, or DSO, dropped from 123 days in the quarter ending June 30, 2022, to 85 days in the most recent quarter.
◾	To mitigate global supply chain shortages, parts price increases, and higher freight costs, the Company plans to enact a new across-the-board product, spare parts, and FPP service contract price increase on January 30, 2023 in addition to remediating the recent higher costs associated with C1000 enclosures and recuperator materials.

"The top-line revenue growth in our second quarter is very encouraging and reinforces our belief in our strategic direction. However we faced a strong headwind in significantly higher C1000 enclosure costs and expensive alternative recuperator materials that we needed to procure in order to maintain our customers’ scheduled deliveries. We believe these cost increases are short-term and expect to work through both of these supply chain issues in the current quarter. We look forward to a return to more normal Adjusted EBITDA results in the fourth quarter and beyond as costs normalize,” said Darren Jamison, President and Chief Executive Officer of Capstone Green Energy.

“The most important take-away from our second quarter results is the continued growth of our EaaS rental business and the benefits it brings. Specifically, it drives higher margins, generates more constant and predictable revenue, and enables us to leverage a more streamlined staffing model relative to that of a traditional industrial manufacturing company. Furthermore, the solution is attractive to our customers across various industries as it helps them to manage capital costs and meet environmental impact targets directly, while generating an attractive return for Capstone and our stockholders," continued Jamison.

"Capstone’s key goals for the current fiscal year remain growing the top-line and achieving positive Adjusted EBITDA on a sustainable basis. We intend to accomplish this by accelerating the growth of our EaaS business and boosting balance sheet liquidity through a combination of revenue growth and leveraging the benefits from last year’s cost reduction efforts. We see several factors helping to drive the growth, including the efforts of our Capstone Direct Sales organization, expansion of our global Distribution network, and increased demand related to the US Inflation Reduction Act (IRA). Not only do we expect these factors to drive growth in the second half of this year, but we also expect to see continued tailwinds well into next year,” concluded Mr. Jamison.

The signing of the Inflation Reduction Act (IRA) in September was pivotal event for Capstone and its customers. For example, the tax credit available to microturbine combined heat and power (CHP) projects, which is a common customer solution for Capstone, will increase from 10% to 30% for projects that are placed in service or safe harbored by the end of 2024, and the IRA reinstates the tax credit for biogas energy projects. This is significant incentive for these projects and is expected to provide a robust backdrop for Capstone’s CHP technology platform.

Additionally, a bonus credit of 10% is available for projects that meet domestic content requirements or are in energy communities. Capstone expects its US based manufacturing facility to be eligible for the domestic production credit to further bolster the attractiveness and economics of our products. The legislation also adds new covered technologies, including energy storage, microgrid controllers, and hydrogen production facilities, several of which relate to Capstone’s core products.

About Capstone Green Energy

Capstone Green Energy (NASDAQ: CGRN) is a leading provider of customized microgrid solutions and on-site energy technology systems focused on helping customers around the globe meet their environmental, energy savings, and resiliency goals. Capstone Green Energy focuses on four key business lines. Through its Energy as a Service (EaaS) business, it offers rental solutions utilizing its microturbine energy systems and battery storage systems, comprehensive Factory Protection Plan (FPP) service contracts that guarantee life-cycle costs, as well as aftermarket parts. Energy Generation Technologies (EGT) are driven by the Company's industry-leading, highly efficient, low-emission, resilient microturbine energy systems offering scalable solutions in addition to a broad range of customer-tailored solutions, including hybrid energy systems and larger frame industrial turbines. The Energy Storage Solutions (ESS) business line designs and installs microgrid storage systems creating customized solutions using a combination of battery technologies and monitoring software. Through Hydrogen & Sustainable Products (H2S), Capstone Green Energy offers customers a variety of hydrogen products, including the Company's microturbine energy systems.

To date, Capstone has shipped over 10,000 units to 83 countries and estimates that in FY22 it saved customers over $213 million in annual energy costs and approximately 388,000 tons of carbon. Total savings over the last four years are estimated to be approximately $911 million in energy savings and approximately 1,503,100 tons of carbon savings.

For customers with limited capital or short-term needs, Capstone offers rental systems; for more information, contact: rentals@CGRNenergy.com.

For more information about the Company, please visit www.CapstoneGreenEnergy.com. Follow Capstone Green Energy on Twitter, LinkedIn, Instagram, Facebook, and YouTube.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding growth in the Company’s EAAS business, expectations regarding future costs (including the anticipated impact of cost reduction efforts), supply chain issues and liquidity and other statements regarding the Company's expectations, beliefs, plans, intentions, and strategies. The Company has tried to identify these forward-looking statements by using words such as "expect," "anticipate," "believe," "could," "should," "estimate," "intend," "may," "will," "plan," "goal" and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: worldwide supply chain issues that affect the Company’s ability get direct material products on a timely and cost-effective basis cost; the ongoing effects of the COVID-19 pandemic; the availability of credit, compliance with the agreements governing the Company's senior secured indebtedness and the Company’s ability to refinance that indebtedness; the Company's ability to develop new products and enhance existing products; product quality issues, including the adequacy of reserves therefor and warranty cost exposure; intense competition; financial performance of the oil and natural gas industry and other general business, industry and economic conditions; the Company's ability to adequately protect its intellectual property rights; and departures and other changes in management and other key employees. For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason.

Financial Tables to Follow

CAPSTONE GREEN ENERGY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(Unaudited)

	September 30,	March 31,
	2022	2022
Assets
Current Assets:
Cash and cash equivalents	$23,780	$22,559
Accounts receivable, net of allowances of $916 at September 30, 2022 and $845 at March 31, 2022	18,189	24,665
Inventories, net	21,801	18,465
Prepaid expenses and other current assets	7,039	5,519
Total current assets	70,809	71,208
Property, plant, equipment and rental assets, net	25,375	18,038
Non-current portion of accounts receivable	1,109	1,212
Non-current portion of inventories	2,277	1,680
Other assets	11,735	8,635
Total assets	$111,305	$100,773
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$24,344	$25,130
Accrued salaries and wages	1,123	1,147
Accrued warranty reserve	1,662	1,483
Deferred revenue	10,686	9,185
Current portion of notes payable and lease obligations	3,215	675
Total current liabilities	41,030	37,620
Deferred revenue - non-current	915	981
Term note payable, net	50,966	50,949
Long-term portion of notes payable and lease obligations	12,321	5,809
Total liabilities	105,232	95,359
Commitments and contingencies (Note 14)
Stockholders’ Equity:
Preferred stock, $.001 par value; 1,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 51,500,000 shares authorized, 18,449,567 shares issued and 18,332,553 shares outstanding at September 30, 2022; 15,398,368 shares issued and 15,296,735 shares outstanding at March 31, 2022	18	15
Additional paid-in capital	954,750	946,969
Accumulated deficit	(946,556)	(939,482)
Treasury stock, at cost; 117,014 shares at September 30, 2022 and 101,633 shares at March 31, 2022	(2,139)	(2,088)
Total stockholders’ equity	6,073	5,414
Total liabilities and stockholders' equity	$111,305	$100,773

CAPSTONE GREEN ENERGY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenue:
Product and accessories	$10,603	$8,465	$19,770	$16,854
Parts, service and rentals	10,172	8,731	19,657	16,424
Total revenue	20,775	17,196	39,427	33,278
Cost of goods sold:
Product and accessories	12,496	8,797	21,387	17,790
Parts, service and rentals	6,103	5,689	11,158	10,130
Total cost of goods sold	18,599	14,486	32,545	27,920
Gross margin	2,176	2,710	6,882	5,358
Operating expenses:
Research and development	603	987	1,093	1,870
Selling, general and administrative	5,107	6,438	10,026	11,762
Total operating expenses	5,710	7,425	11,119	13,632
Loss from operations	(3,534)	(4,715)	(4,237)	(8,274)
Other income	(50)	(5)	(48)	660
Interest income	26	6	32	11
Interest expense	(1,356)	(1,278)	(2,718)	(2,513)
Gain (loss) on debt extinguishment	—	—	—	1,950
Loss before provision for income taxes	(4,914)	(5,992)	(6,971)	(8,166)
Provision for income taxes	4	2	6	10
Net loss	(4,918)	(5,994)	(6,977)	(8,176)
Less: Deemed dividend on purchase warrant for common shares	97	—	97	—
Net loss attributable to common stockholders	$(5,015)	$(5,994)	$(7,074)	$(8,176)

Net loss per common share attributable to common stockholders—basic and diluted	$(0.30)	$(0.40)	$(0.44)	$(0.58)
Weighted average shares used to calculate basic and diluted net loss per common share attributable to common stockholders	16,785	15,167	16,056	14,202

CAPSTONE GREEN ENERGY CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
Reconciliation of Reported Net Loss to EBITDA and Adjusted EBITDA	September 30,		September 30,
	2022	2021	2022	2021
Net loss, as reported	$(4,918)	$(5,994)	$(6,977)	$(8,176)
Interest expense	1,361	1,278	2,723	2,513
Provision for income taxes	4	2	6	10
Depreciation and amortization	831	458	1,526	844
EBITDA	$(2,722)	$(4,256)	$(2,722)	$(4,809)

Gain on debt extinguishment	—	—	—	(1,950)
Additional PPP Loan forgiveness	—	—	—	(660)
Stock-based compensation and other expense	154	780	386	1,650
Debt compliance costs/legal settlements	387	750	587	750
Adjusted EBITDA	$(2,181)	$(2,726)	$(1,749)	$(5,019)

To supplement the company’s unaudited financial data presented on a generally accepted accounting principles (GAAP) basis, management has presented Adjusted EBITDA, a non-GAAP financial measure. This non-GAAP financial measure is among the indicators management uses as a basis for evaluating the company’s financial performance as well as for forecasting future periods. Management establishes performance targets, annual budgets and makes operating decisions based in part upon this metric. Accordingly, disclosure of this non-GAAP financial measure provides investors with the same information that management uses to understand the company’s economic performance year-over-year.

EBITDA is defined as net income before interest, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA before gain on debt extinguishment, additional PPP loan forgiveness, stock-based compensation, consulting and legal expenses related to compliance with debt covenants, and legal settlements. Gain on debt extinguishment and additional PPP loan forgiveness relates to the Paycheck Protection Program loan forgiveness. Stock-based compensation and other expense includes expense related to stock issued to employees, directors, vendors, and for extraordinary, non-recurring expenses.

Adjusted EBITDA is not a measure of the company’s liquidity or financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of its liquidity.

While management believes that the non-GAAP financial measure provides useful supplemental information to investors, there are limitations associated with the use of this measure. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. Management compensates for these limitations by relying primarily on the company’s GAAP results and by using Adjusted EBITDA only supplementally and by reviewing the reconciliations of the non-GAAP financial measure to its most comparable GAAP financial measure.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

CONTACT:
Capstone Green Energy
Investor and investment media inquiries:
818-407-3628
ir@CGRNenergy.com

SOURCE: Capstone Green Energy Corporation